Exhibit  21

SUBSIDIARIES OF GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

Subsidiary	Jurisdiction of Incorporation or Organization
Advised Assets Group, LLC	Colorado
Emjay Corporation	Wisconsin
Empower Securities, LLC	Colorado
FASCore, LLC	Colorado
Great-West Capital Management, LLC	Colorado
Great-West Financial Retirement Plan Services, LLC	Delaware
GWFS Equities, Inc.	Delaware
Great-West Funds, Inc.	Maryland
Great-West Life & Annuity Insurance Company of New York	New York
Great-West Life & Annuity Insurance Company of South Carolina	South Carolina
Great-West Trust Company, LLC	Colorado
Lottery Receivable Company One LLC	Delaware
LR Company II, L.L.C.	Delaware
Singer Collateral Trust IV	Delaware
Singer Collateral Trust V	Delaware
Westkin Properties Ltd.	California